Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Web Site: www.GoodyearNewsRoom.com

	MEDIA CONTACT:	Keith Price
330-796-1863
	ANALYST CONTACT:	Greg Dooley
330-796-6704

#23437fi.207	FOR IMMEDIATE RELEASE
Goodyear Sets Sales Records in Fourth Quarter, Full-Year 2006
•	Full-year sales top $20 billion for first time

•	Record sales, segment operating income for quarter in 3 international tire businesses

•	Strike reduced net income by $367 million

•	Fourth quarter rationalization charges of $184 million, principally due to plant closures

•	Keegan: Well positioned for earnings growth, cash flow acceleration
     AKRON, Ohio, February 16, 2007 — The Goodyear Tire & Rubber Company today reported record sales for the fourth quarter and the full year of 2006.
     Goodyear’s fourth quarter 2006 sales were nearly $5 billion, a 2 percent increase compared with the 2005 quarter excluding the impact of businesses divested in 2005.
     Strong sales came despite an 8 percent decline in tire volume, principally due to a 12-week strike in North America by the United Steelworkers and the company’s action to exit certain segments of the private label tire business. Sales benefited from improved pricing and product mix in the company’s international tire businesses, all of which achieved sales records.
     The company estimates that the strike at 16 of the company’s North American Tire and Engineered Products facilities reduced fourth quarter 2006 sales by $363 million and tire volume by 2.8 million units.
     For the 2006 fourth quarter, Goodyear reported a net loss of $358 million ($2.02 per share). This includes the strike impact of an estimated $367 million ($2.07 per share); $184 million ($1.03 per share) in after-tax charges for rationalization, including accelerated depreciation and asset write-offs principally related to plant closures; and a one-time gain of $153 million (86 cents per share) related to the favorable resolution of a tax contingency.
     The company posted a net loss of $51 million (29 cents per share) during the 2005 fourth quarter, which included an after-tax loss on asset sales of $78 million (44 cents per share).
(more)

#23437fi.207
     “We made outstanding progress in several key focus areas in 2006, in spite of the challenges from the strike, high raw material costs and difficult market dynamics. This allowed us to continue to grow our top line and deliver record results in several of our businesses while creating strong business platforms to carry Goodyear’s profitable growth into the future,” said Robert J. Keegan, chairman and chief executive officer.
     “Looking beyond the impact of the strike and our restructuring actions one can see the true performance of our business and the significant strength in the underlying results,” he said. “A series of courageous decisions and successful execution against our plans in 2006 position our company well for earnings growth now, and for cash flow acceleration in 2008 and beyond.”
     Improvements in pricing and product mix of approximately $210 million, driven by the company’s strategy to focus on innovative branded products supported by strong marketing efforts, substantially offset raw material cost increases of an estimated $220 million compared to the prior-year quarter. Revenue per tire increased 5 percent compared to the fourth quarter of 2005.
     Tire unit volume was 51.2 million units in the quarter, compared to 55.7 million units in the 2005 period. This decrease was largely a result of the company’s action to exit certain segments of the private label tire business and the USW strike.
Business Segments
     The fourth quarter’s total segment operating loss was $105 million in 2006, including a $361 million impact of the strike. This compares to segment operating income of $226 million in the 2005 period.
     The European Union; Eastern Europe, Middle East and Africa; and Asia Pacific tire businesses each achieved fourth quarter segment operating income records.
     See the note at the end of this release for further explanation and a reconciliation table.

North American Tire	Fourth Quarter		Twelve Months
(in millions)	2006	2005	2006	2005
Tire Units	20.4	24.7	90.9	101.9
Sales	$2,078	$2,287	$9,089	$9,091
Segment Operating Income	$(301)	$43	$(233)	$167
Segment Operating Margin	(14.5)%	1.9%	(2.6)%	1.8%
     North American Tire’s fourth quarter 2006 sales were $2.1 billion, compared to $2.3 billion in the 2005 quarter. The company estimates the USW strike reduced volume by 2.8 million units and sales by $318 million.
(more)

#23437fi.207
     In addition to the strike impact, sales reflect the company’s action to exit certain segments of the private label tire market and continued weakness in both the replacement and original equipment markets.
     The fourth quarter segment operating loss was $301 million, compared to income of $43 million in the 2005 period. The company estimates the strike reduced 2006 segment operating income by $313 million. Pricing and product mix improvements of $88 million partially offset raw material costs increases of approximately $93 million compared to the prior year.
     Divestitures in 2005 reduced fourth quarter 2006 sales by approximately $54 million and tire volume by 300,000 units but had no material impact on segment operating income.

European Union Tire	Fourth Quarter		Twelve Months
(in millions)	2006	2005	2006	2005
Tire Units	15.7	16.2	63.5	64.3
Sales	$1,343	$1,169	$4,990	$4,676
Segment Operating Income	$75	$45	$286	$317
Segment Operating Margin	5.6%	3.8%	5.7%	6.8%
     European Union Tire sales reached a record for any quarter, increasing 15 percent due to higher volumes of winter tires as well as commercial truck tires.
     Fourth quarter segment operating income increased 67 percent to a record $75 million compared to 2005 primarily due to improved pricing and product mix and cost reduction initiatives. The company estimates higher raw material costs had a $63 million impact on segment operating income during the quarter, which was partially offset by $49 million in pricing and mix improvements.

Eastern Europe, Middle	Fourth Quarter			Twelve Months
East and Africa Tire
(in millions)	2006	2005	2006	2005
Tire Units	4.7	4.8	20.0		19.7
Sales	$409	$361	$1,562		$1,437
Segment Operating Income	$50	$38	$229		$198
Segment Operating Margin	12.2%	10.5%	14.7%		13.8%
     Eastern Europe, Middle East and Africa Tire’s sales reflected a fourth-quarter record and a 13 percent increase over the 2005 period primarily due to strong sales in Russia, Poland and Turkey.
(more)

#23437fi.207
     Segment operating income set a fourth quarter record and increased 32 percent due to improved pricing and product mix and continued leveraging of the business’ low-cost manufacturing base. Pricing and product mix improvements of $28 million offset higher raw material costs of approximately $17 million.

Latin American Tire	Fourth Quarter		Twelve Months
(in millions)	2006	2005	2006	2005
Tire Units	5.5	5.0	21.2	20.4
Sales	$414	$365	$1,604	$1,466
Segment Operating Income	$64	$54	$326	$295
Segment Operating Margin	15.5%	14.8%	20.3%	20.1%
     Latin American Tire’s sales reflected a record for any quarter and increased 13 percent compared to 2005, driven by higher volume in original equipment markets as well as improvements in pricing and product mix.
     Segment operating income increased 19 percent, reflecting the volume increases, currency translation and cost reduction initiatives. The company estimates pricing and mix improvements of $12 million partially offset raw material costs increases of $23 million compared to the 2005 period.

Asia Pacific Tire	Fourth Quarter		Twelve Months
(in millions)	2006	2005	2006	2005
Tire Units	4.8	5.0	19.4	20.1
Sales	$393	$358	$1,503	$1,423
Segment Operating Income	$26	$21	$104	$84
Segment Operating Margin	6.6%	5.9%	6.9%	5.9%
     Asia Pacific Tire’s sales were a record for any quarter, increasing 10 percent over 2005, driven by growth in China and India as well as improvements in pricing and product mix.
     Segment operating income reflected a fourth quarter record and was 24 percent higher than 2005 due to pricing and product mix improvements of $24 million as well as cost reduction activities. The company estimates raw material costs increased $16 million compared to the 2005 period.

Engineered Products	Fourth Quarter		Twelve Months
(in millions)	2006	2005	2006	2005
Sales	$339	$394	$1,510	$1,630
Segment Operating Income	$(19)	$25	$74	$103
Segment Operating Margin	(5.6)%	6.3%	4.9%	6.3%
(more)

#23437fi.207
     Engineered Products’ sales decreased 14 percent compared to 2005 due largely to the USW strike. The company estimates the strike reduced sales by $45 million.
     Segment operating income reflects higher selling prices, strong industrial products business and higher international sales that were offset by approximately $48 million in impact from the strike, as well as anticipated reductions for military products and weak markets for original equipment automotive products.
Full-Year Results
     Goodyear’s net sales for 2006 were a record $20.3 billion, a 3 percent increase over 2005 despite a 5 percent decline in tire unit volume. Excluding the impact of businesses divested during 2005, sales increased 4 percent.
     The 2006 net loss was $330 million ($1.86 per share), compared to net income of $228 million ($1.16 per share), in 2005. Segment operating income was $786 million, including the strike impact, compared to $1.16 billion in 2005.
     The company estimates that the strike reduced 2006 sales by $363 million, tire volume by 2.8 million units and net income by $367 million.
     In addition to the strike, full-year 2006 results include the impact of continued weak markets in North America, the company’s action to exit certain segments of the private label tire business and divestitures in 2005.
     Divestitures in 2005 reduced full-year 2006 sales by approximately $265 million, tire volume by 1.1 million units and segment operating income by $34 million.
     Improvements in pricing and product mix of approximately $784 million partially offset higher raw material costs, which increased 17 percent, or approximately $869 million, compared to 2005. Revenue per tire increased 7 percent compared to 2005.
     During 2006, the company made approximately $680 million in contributions to its pension plans. These contributions led to an approximately $600 million reduction in the company’s unfunded pension liability.
Conference Call
     Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, Goodyear will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
(more)

#23437fi.207
     Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, business development and treasurer.
     Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. A taped replay of the call will be available at 3 p.m. by calling (706) 634-4556. The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. There are a variety of additional factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employee Beneficiary Association (VEBA) to be established to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)
(more)

#23437fi.207
The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations
(In millions, except per share)

	Three Months		Twelve Months
	Ended Dec. 31		Ended Dec. 31
	2006	2005	2006	2005

Net Sales	$4,976	4,934	$20,258	$19,723
Cost of Goods Sold	4,442	4,028	17,006	15,887
Selling, Administrative and General Expense	715	708	2,671	2,760
Rationalizations	106	15	319	11
Interest Expense	137	105	451	411
Other (Income) Expense	(46)	75	(76)	70
Minority Interest in Net Income of Subsidiaries	69	16	11195

Income (Loss) before Income Taxes and the Cumulative Effect of Accounting Change	(447)	(13)	(224)	489

United States and Foreign Taxes on Income (Loss)	(89)	27	106	250

Net Income (Loss) before Cumulative effect of Accounting Change	$(358)	$(40)	$(330)	$239

Cumulative Effect of Accounting Change, net of income taxes and minority interest	—	(11)	—	(11)

Net Income (Loss)	$(358)	$(51)	$(330)	$228

Basic Shares Outstanding	178	176	177	176
Net Income (Loss) per share — Basic Income (Loss) before Cumulative Effect of Accounting Change	$(2.02)	$(0.23)	$(1.86)	1.36
Cumulative Effect of Accounting Change	—	(0.06)	—	(.06)

Net Income (Loss) per share — Basic	$(2.02)	$(0.29)	$(1.86)	$1.30

Diluted Shares Outstanding	178	176	177	209
Per Share of Common Stock — Diluted Net Income (Loss) before Cumulative Effect of Accounting Change	$(2.02)	$(0.23)	$(1.86)	$1.21
Cumulative Effect of Accounting Change	—	(0.06)	—	(.05)

Net Income (Loss) per share — Diluted	$(2.02)	$(0.29)	$(1.86)	$1.16

(more)

#23437fi.207
The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheet
(In millions)

	Dec. 31	Dec. 31
	2006	2005

Current Assets:
Cash and cash equivalents	$3,899	$2,162
Restricted cash	214	241
Accounts and notes receivable, less allowance — $103 ($130 in 2005)	2,973	3,158
Inventories	2,789	2,810
Prepaid expenses and other current assets	304	245

Total Current Assets	10,179	8,616

Other assets and deferred pension costs	467	860
Goodwill	685	637
Intangible assets	166	159
Deferred income tax	155	102
Properties and plants, Less accumulated depreciation — $8,163 ($7,729 in 2005)	5,377	5,231

Total Assets	$17,029	15,605

Liabilities
Current Liabilities:
Accounts payable — trade	$2,037	$1,939
Compensation and benefits	905	1,773
Other current liabilities	839	671
United States and foreign taxes	225	393
Notes payable	255	217
Long term debt and capital leases due within one year	405	448

Total Current Liabilities	4,666	5,441

Long term debt and capital leases	6,563	4,742
Compensation and benefits	4,965	3,828
Deferred and other noncurrent income taxes	333	304
Other long term liabilities	383	426
Minority equity in subsidiaries	877	791

Total Liabilities	17,787	15,532

Commitment and contingencies

Shareholders’ Equity (Deficit)
Preferred stock, no par value, unissued
Outstanding shares, common stock, 178 (177 in 2005) after deducting treasury shares 17 (19 in 2005)	178	177
Capital Surplus	1,427	1,398
Retained Earnings	968	1,298
Accumulated other comprehensive loss	(3,331)	(2,800)

Total Shareholders’ Equity (Deficit)	(758)	73

Total Liabilities and Shareholders’ Equity	$17,029	$15,605

(more)

#23437fi.207
Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business unit’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table
(In millions)

	Fourth Quarter		Year
	Ended Dec. 31		Ended Dec. 31
	2006	2005	2006	2005

Total Segment Operating Income (Loss)	$(105)	226	$786	$1,164
Rationalizations and asset sales	(68)	(92)	(279)	(47)
Accelerated depreciation, asset impairments and asset write-offs	(36)	(3)	(90)	(5)
Interest expense	(137)	(105)	(451)	(411)
Foreign currency exchange	3	(3)	1	(22)
Minority interest in net income of subsidiaries	(69)	(16)	(111)	(95)
Financing fees	(10)	(10)	(40)	(109)
General and product liability, discontinued products	(16)	(5)	(26)	(9)
Professional fees	(4)	(9)	(20)	(25)
Corporate incentive and stock-based compensation plans	(13)	(6)	(39)	(11)
Net insurance settlement gains	—	—	1	43
Intercompany profit elimination	12	13	(11)	13
Interest income	36	19	87	59
Other	(40)	(22)	(32)	(56)

Income (Loss) before income taxes and cumulative effect of accounting change	(447)	(13)	(224)	489
US and foreign taxes on income (loss)	(89)	27	106	250

Income (Loss) before cumulative effect of accounting change	(358)	(40)	(330)	239
Cumulative effect of accounting change, net of income taxes and minority interest	—	(11)	—	(11)

Net Income (Loss)	$(358)	$(51)	$(330)	$228

Net Debt Reconciliation Table
(In millions)

	Year ended Dec. 31
	2006	2005

Long term debt and capital leases	$6,563	$4,742
Notes payable and overdrafts	255	217
Long term debt and capital leases due within one year	405	448

Total debt	7,223	5,407
Less: Cash and cash equivalents	3,899	2,162

Net Debt	$3,324	$3,245

Change in Net Debt	$79

(more)

#23437fi.207
Full-Year Significant Items (after tax)
2006
     Rationalization charges including accelerated depreciation and asset write-offs, $411 million ($2.32 per share)
12-week USW strike in North America, $367 million ($2.07 per share)
Gain from favorable resolution of a tax contingency, $163 million (92 cents per share)
Favorable settlements with certain suppliers, $42 million (24 cents per share)
Net gain on asset sales, $31 million (17 cents per share)
Gain on change in estimated useful lives of tire mold equipment, $23 million (13 cents per share)
Gain from a pension plan change in Latin America, $13 million (7 cents per share)
Gain from a resolution of a legal matter in Latin America, $10 million (6 cents per share)
2005
Net loss on asset sales, $39 million (19 cents per share)
Write-off of deferred financing fees, $47 million (22 cents per share)
Impact of hurricanes in U.S. gulf coast, 31 million (15 cents per share)
Charge for implementation of FIN 47 accounting change, $11 million (5 cents per share)
Rationalization charges including accelerated depreciation and asset write-offs,
     $10 million (5 cents per share)
Net insurance settlement gains, $33 million (16 cents per share)
Favorable tax adjustments primarily related to valuation allowance release in Asia,
     $27 million (13 cents per share)
Favorable settlement with certain suppliers, $12 million (6 cents per share)
-0-